COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

The following table sets forth the ratio of earnings to fixed charges of the Company for the six months ended August 31, 2001 and for the five fiscal years ended February 28, 2001 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                  Six months ended
                                     August 31,                      Fiscal Years Ended February 28(29),
                               -------------------------- -------------------------------------------------------------------
                                  2001          2000         2001          2000          1999          1998         1997
                               ------------ ------------- ------------ ------------- -------------  ------------ ------------
Net earnings                      $272,284     $174,494      $374,153      $410,243      $385,401       $344,983    $257,358
Income tax expense                 163,032       98,646       211,882       220,955       246,404        220,563     164,540
Interest charges                   923,716      588,776     1,348,242       922,225       977,326        564,640     418,682
Interest portion of rental
  Expense                            9,180        8,806        17,745        19,080        14,898         10,055       7,420
                               ------------ ------------- -------------------------- -------------  ------------ ------------

Earnings available to cover
  fixed charges                $1,368,212      $870,722   $1,952,022     $1,572,503    $1,624,029     $1,140,241    $848,000
                               ============ ============= ============ ============= =============  ============ ============

Fixed charges
  Interest charges                $923,716     $588,776    $1,348,242      $922,225      $977,326       $564,640    $418,682
  Interest portion of rental
    Expense                          9,180        8,806        17,745        19,080        14,898         10,055       7,420
                               ------------ ------------- ------------ ------------- -------------  ------------ ------------

      Total fixed charges         $932,896     $597,582    $1,365,987      $941,305      $992,224       $574,695    $426,102
                               ============ ============= ============ ============= =============  ============ ============

Ratio of earnings to fixed
  Charges                           1.47           1.46        1.43         1.67          1.64           1.98         1.99
                               ============ ============= ============ ============= =============  ============ ============